Exhibit 21

                         Subsidiaries of the Registrant


Clark/Bardes Consulting, Inc. (Delaware)
Clark/Bardes of Massachusetts Insurance Agency, Inc. (Massachusetts) Clark/Bardes Reinsurance Company Limited (Cayman Islands)
Clark/Bardes of Hawaii, LLC (Hawaii)
Clark/Bardes Financial Services, Inc. (California)
Clark/Bardes of Bermuda, Ltd. (Bermuda)
Wamberg Financial Corporation (Illinois)
CRG Insurance Agency, Inc. (California)
CBC Insurance Revenue Securitization LLC (Delaware)
Clark/Bardes Human Capital Consulting, Inc. (Delaware)